Exhibit 10.28

LEASE

[University Center/Salmedix]

THIS LEASE (“Lease”) is dated for reference purposes only September 14, 2004, by and between UNIVERSITY CENTER EAST LLC, a California limited liability company (“Landlord”), and SALMEDIX, INC., a Delaware corporation (“Tenant”).

1.	Lease Premises.

1.1 Landlord hereby leases to Tenant and Tenant hereby leases from Landlord during the term of this Lease, on the terms and conditions set forth herein, those certain premises (“Premises”) consisting of a total of approximately 21,987 square feet of Rentable Area in the building (the “Building”) at 9381 Judicial Drive, San Diego, California, on real property legally described as Parcel 2 of Parcel Map No. 18023, in the City of San Diego, County of San Diego, State of California, filed in the office of the County Recorder of San Diego County on April 28, 1988. Initially, the Premises shall consist of 18,381 square feet of Rentable Area. Commencing with month thirteen of the Lease Term, Tenant shall occupy an additional 3,606 square feet of Rentable Area in the Building. The Building consists of approximately 97,976 square feet of Rentable Area. The Building, the real property upon which the Building is located, and all landscaping, parking facilities, and other improvements and appurtenances related thereto are hereinafter collectively referred to as the “Project.” The site plan for the Project is attached hereto as Exhibit “A”, and the Premises are outlined on Exhibit “B”. All exterior portions of the Project which are for the non-exclusive use of tenants of the Project, including without limitation roadways, driveways, sidewalks, parking areas, and landscaped areas, are hereinafter referred to as “Common Areas.”

2.	Basic Lease Provisions.

2.1 For convenience of the parties, certain basic provisions of this Lease are set forth herein, which provisions are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.1 Rentable Area of the Premises:

Months 1 through 12: Approximately 18,381 square feet

Commencing Month 13: Approximately 21,987 square feet

2.1.2 Basic Annual Rent:

Year 1: $595,544.40 ($2.70 per square foot per month for 18,381 square feet of Rentable Area, subject to adjustment pursuant to Sections 5.2, 6.1 and 8.3)

Year 2: $733,486.32 ($2.78 per square foot per month for 21,987 square feet of Rentable Area, subject to adjustment pursuant to Sections 6.1 and 8.3)

Commencing Year 3: $754,593.84 ($2.86 per square foot per month for 21,987 square feet of Rentable Area, subject to adjustment pursuant to Sections 6.1 and 8.3)

2.1.3 Monthly Installment of Basic Annual Rent:

Months 1 and 2: $0.00

Months 3 through 12: $49,628.70 ($2.70 per square foot per month for 18,381 square feet of Rentable Area, subject to adjustment pursuant to Sections 6.1 and 8.3)

Months 13 through 24: $61,123.86 ($2.78 per square foot per month for 21,987 square feet of Rentable Area, subject to adjustment pursuant to Sections 6.1 and 8.3)

Commencing Month 25: $62,882.82 ($2.86 per square foot per month for 21,987 square feet of Rentable Area, subject to adjustment pursuant to Sections 6.1 and 8.3)

2.1.4 Tenant’s Pro Rata Share:

Months 1 through 12: 18.8% of the Project (subject to adjustment pursuant to Section 8.3)

Months 13 through 50: 22.4% of the Project (subject to adjustment pursuant to Section 8.3)

2.1.5 (a)   Term Commencement Date:

The later to occur of (i) October 1, 2004 or (ii) completion of Landlord Improvements to the initial 18,381 square feet of Premises

(b)   Term Expiration Date: Fifty (50) months from actual Term Commencement Date

2.1.6 Security Deposit: Letter of Credit in the amount of $356,189

2.1.7 Permitted Use: Uses permitted in Section 10.1

2.1.8 Address for Rent Payment and Notices to Landlord:

University Center East LLC

c/o Nexus Properties, Inc.

9381 Judicial Drive, Suite 100

San Diego, CA 92121

Address for Notices to Tenant Prior to Occupancy:

Salmedix, Inc.

9380 Judicial Drive

San Diego, CA 92121

Address for Notices to Tenant After Occupancy:

Salmedix, Inc.

9381 Judicial Drive, Suite 160

San Diego, CA 92121

2.2. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit “A”     Site Plan of the Project

Exhibit “B”     Outline of the Premises

Exhibit “C”     Location of Landlord Improvements

Exhibit “D”     Furniture

Exhibit “E”     Rules and Regulations

Exhibit “F”     Form of Non Disturbance Agreement

3.	Term.

3.1 This Lease shall take effect upon the date of execution hereof by each of the parties hereto, and each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution hereof by each of the parties hereto.

3.2 The term of this Lease is as set forth in Section 2.1.5.

4.	Possession and Commencement Date.

4.1 Tenant shall have the right to enter the Premises from and after full execution of this Lease, for the purpose of installing fixtures, equipment, furniture, and other personal property. Prior to entry by Tenant onto the Premises before the Term Commencement Date for such purposes, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 21 are in effect. Entry by Tenant onto the Premises prior to the Term Commencement Date for such purposes shall be subject to all of the terms and conditions of this Lease other than the payment of Basic Annual Rent and Operating Expenses.

4.2 Landlord shall tender possession of the Premises to Tenant for installation of fixtures, equipment, furniture and other personal property and for occupancy by Tenant thereafter, promptly upon execution of this Lease. Landlord, at its sole cost and expense, shall construct the following improvements to the Premises (“Landlord’s Improvements”): (i) Landlord shall convert approximately 1,800 square feet of laboratory area (the area depicted on Exhibit “C” attached hereto) to office area, to include removal of laboratory case work, a partial wall, and re-carpeting and re-painting such area; (ii) Landlord shall clean the carpet in the balance of the Premises and replace carpet tiles as necessary if cleaning results are not reasonably acceptable; (iii) Landlord shall remove from the Premises certain system furniture designated by Tenant for removal, one temporary wall in the laborary, and patch and re-paint damaged walls as needed; and (iv) upon expansion of the Premises from 18,381 square feet to 21,987 square feet, Landlord shall construct a connection between the original Premises and the expanded Premises. Subject to Landlord’s Improvements and the representations and warranties of Landlord provided herein, Tenant acknowledges that the Premises are delivered by Landlord on an “as is” basis and Tenant agrees to accept the Premises on such basis. All other improvements and alterations to the Premises made by Tenant, if any, shall be constructed at Tenant’s cost and expense and in accordance with Article 17 below.

4.3 Landlord shall deliver to Tenant a Nondisturbance Agreement from Landlord’s existing mortgagee substantially in the form of Exhibit “F” attached hereto pursuant to the provisions of Section 35.1.

4.4 Possession of areas necessary for utilities, services, safety and operation of the Building is reserved to Landlord, provided Landlord’s use of such areas shall not interfere with Tenant’s quiet enjoyment of the Premises.

4.5 Tenant and Landlord acknowledge that the furniture described on Exhibit “D” is the property of Landlord and is provided for Tenant’s use in the Premises through the initial and any extended term of the Lease free of charge. Tenant shall keep the furniture in good condition and repair and shall not remove the furniture from the Premises without the written consent of Landlord.

4.6 Tenant shall have the right to use the conference room in the premises occupied by Nexus Properties, Inc., the manager of the Project, quarterly for board of directors meetings, at such times as are mutually agreed to by the parties.

5.	Rent.

5.1 Tenant agrees to pay Landlord as Basic Annual Rent for the Premises the sum set forth in Section 2.1.2, subject to adjustment as set forth in Sections 5.2, 6.1 and 8.3. Basic Annual Rent shall be paid in equal monthly installments as set forth in Section 2.1.3, subject to adjustment as set forth in Sections 5.2, 6.1 and 8.3, each in advance on the first day of each and every calendar month during the term of this Lease.

5.2 Notwithstanding the foregoing Section 5.1, monthly installments of Basic Annual Rent shall be waived for the first two (2) months of the Lease Term.

5.3 In addition to Basic Annual Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”), at the times hereinafter specified in this Lease (i) Tenant’s Pro Rata Share (as defined in Section 7.3(a) and as set forth in Section 2.1.4, subject to adjustment pursuant to Section 8.3) of Operating Expenses as provided in Section 7 and (ii) all other amounts that Tenant assumes or agrees to pay under the provisions of this Lease, including but not limited to any and all other sums that may become due by reason of any default of Tenant under this Lease or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant.

5.4 Basic Annual Rent and Additional Rent shall together be denominated “Rent.” Except as expressly set forth in this Lease, Rent shall be paid to Landlord, without notice, demand, abatement, suspension, deduction, setoff, counterclaim, or defense, in lawful money of the United States of America, at the office of Landlord as set forth in Section 2.1.8 or to such other person or at such other place as Landlord may from time to time designate in writing.

5.5 In the event the term of this Lease commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then current rate for such fractional month prior to the commencement of the partial month.

6.	Rental Adjustments.

6.1 The Basic Annual Rent then in effect (as set forth in Sections 2.1.2 and 2.1.3) shall be increased each year by three percent (3%) on each annual anniversary of the Term Commencement Date, commencing on the third (3rd) annual anniversary of the Term Commencement Date, for so long as this Lease continues in effect.

7.	Operating Expenses.

7.1 As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including, without limitation, real and personal property taxes and assessments (but excluding personal property taxes and assessments of other tenants of the Project) levied upon the Project or any part thereof; amounts due under any improvement bond upon the Project and assessments levied in lieu thereof (except to the extent they represent costs related to the construction of the Project); any tax on or measured by gross rentals received from the rental of space in the Project or tax based on the square footage of the buildings in the Project to the extent such tax is in lieu of or in the nature of a property tax (no such tax is imposed at this time; this is not intended to encompass an income tax, only a tax based on revenue in the nature of a property tax if imposed in the future); and any utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof promulgated by, any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or Project, and any expenses, including the cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes not to exceed the amount of any such reduction, less tax refunds obtained as a result of an application for review thereof.

(b) Except as set forth in Section 7.2 below, all other costs paid or incurred by Landlord which, in accordance with accepted principles of sound accounting practice as applied to the operation and maintenance of first class buildings, are properly chargeable to the maintenance and operation of the Project including, by way of examples and not as a limitation upon the generality of the foregoing, costs of (i) maintenance, repairs and replacements to improvements within the Project as appropriate to maintain the Project in first class condition; (ii) utilities furnished to the Project (except those utilities which are separately metered and paid by individual tenants); (iii) sewer fees; (iv) trash collection; (v) cleaning (including windows); (vi) maintenance of landscape and grounds; (vii) maintenance of drives and parking areas, including periodic resurfacing; (viii) reasonable and customary security services; (ix) maintenance, repair, and replacement of reasonable and customary security devices; (x) building supplies; (xi) maintenance, repair, and replacement of equipment utilized for operation and maintenance of the Project; (xii) costs of maintenance, repairs and replacements of mechanical, plumbing, electrical and other systems which are part of the Building Shell; (xiii) insurance premiums; (xiv) portions of insured losses deductible by reason of insurance policy terms; (xv) service contracts for work of a nature before referenced; (xvi) costs of services of independent contractors retained to do work of nature before referenced at reasonable and customary rates; (xvii) costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project at reasonable and customary rates; and (xviii) reasonable costs of management services equal to two and three fourths percent (2.75%) of the Basic Annual Rent.

7.2 Notwithstanding the foregoing, Tenant shall not be responsible for the payment of the following costs and expenses:

(a) costs incurred for the initial construction of the Project and the improvements described in Section 4.2;

(b) costs incurred for the repair, maintenance or replacement of the structural components of the footings, foundation, ground floor slab, and load bearing walls of the buildings in the Project (but excluding painting and ordinary maintenance and repair of exterior surfaces, which are Operating Expenses under Section 7.1(b));

(c) costs recovered under any construction or materials warranty procured by Landlord;

(d) costs of a capital nature, as defined by generally accepted accounting principles;

(e) costs incurred to correct any defects in design, materials or construction of the Project;

(f) costs, expenses and penalties (including without limitation attorneys fees) incurred as a result of the use, storage, removal or remediation of any toxic or hazardous substances or other environmental contamination not caused by Tenant or its employees, contractors, agents, representatives, or invitees;

(g) rentals and other payments by Landlord under any ground lease or other lease underlying the Lease, and interest, principal, points and other fees on debt or amortization of any debt secured in whole or part by all or any portion of the Project (provided that interest upon a government assessment or improvement bond payable in installments is an Operating Expense under Section 7.1(a));

(h) costs incurred in connection with the financing, sale or acquisition of the Project or any portion thereof;

(i) costs, expenses, and penalties (including without limitation attorneys’ fees) incurred due to the violation by Landlord of any underlying deed of trust, mortgage or ground lease affecting the Project or any portion thereof;

(j) depreciation and amortization of any type (provided this exclusion is not intended to delete from Operating Expenses actual costs of maintenance, repairs and replacements which are otherwise included within Operating Expenses);

(k) any costs incurred as a result of Landlord’s violation of any statute (including the ADA to the extent such violation is not caused by Tenant’s improvements), ordinance or other source of applicable law, or breach of contract or tort liability to any other party, including without limitation, any unrelated third party, or Landlord’s employees, contractors, agents or representatives;

(l) costs incurred in leasing or procuring tenants (including, without limitation, lease commissions, advertising expenses, attorneys’ fees and expenses of renovating space for tenants);

(m) advertising, marketing, media and promotional expenditures regarding the Project and costs of signs identifying the owner, lender or any contractor thereof;

(n) any wages, fees, salaries or other compensation of the executive employees or principals of Landlord;

(o) any rentals and related expenses incurred in leasing equipment which may be classified as capital expenditures under generally accepted accounting principles;

(p) any net income, franchise, capital stock, estate or inheritance taxes or taxes which are the personal obligation of Landlord or of another tenant of the Project;

(q) expenses which relate to preparation of rental space for a tenant, including without limitation, building permit, license and inspection costs, incurred with respect to the installation of improvements made for other occupants of the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant tenant space in the Project for other occupants in the Project.

(r) legal expenses arising out of the initial construction of the Project or any tenant improvements or for the enforcement of the provisions of any tenant leases other than this Lease;

(s) the cost of any work or service performed for or facilities furnished to a tenant at such tenant’s cost;

(t) any interest or penalties imposed upon Landlord by any taxing authority for late payment or otherwise;

(u) any other expense otherwise chargeable as part of the cost of operation and maintenance but which is not of general benefit to the Project but is primarily for the benefit of one or more specific tenants;

(v) Landlord’s charitable or political contributions;

(w) the amount of any payments to subsidiaries and affiliates of Landlord for services to the Project or for supplies or other materials to the extent that the cost of such services, supplies or materials exceeds the cost which would have been paid had the services, supplies or materials been provided by unaffiliated parties on a competitive basis, (provided, however, any fee for management services paid to an affiliate of Landlord shall be in the amount set forth in Section 7.1[b]); and

(x) costs of electric power or other utilities for which Tenant directly contracts.

7.3 Tenant shall pay to Landlord on the first day of each calendar month of the term of this Lease, commencing on the Term Commencement Date, as Additional Rent, Landlord’s good faith estimate of Tenant’s Pro Rata Share (as set forth in 2.1.4) of Operating Expenses with respect to the Project for such month.

(a) “Tenant’s Pro Rata Share” under this Lease shall mean the percentage set forth in Section 2.1.4 (subject to adjustment pursuant to Section 8.3), determined by dividing the Rentable Area of the Premises by the total Rentable Area of the Project.

(b) Within sixty (60) days after the conclusion of each calendar year, Landlord shall furnish to Tenant in writing a statement (the “Annual Operating Expense Statement”) showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days of Tenant’s receipt of such statement. If the amounts paid by Tenant pursuant to this Section 7.3 exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, the difference shall be credited by Landlord against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(c) Any amount due under this Section 7.3 for any period which is less than a full month shall be prorated for such fractional month.

(d) Notwithstanding this Section 7.3, Operating Expenses which can fairly and reasonably be allocated to one or more tenants of the Project shall be so allocated, and shall be separately scheduled on the Annual Operating Expense Statement.

7.4 Tenant shall have the right, at Tenant’s expense, upon reasonable notice during reasonable business hours, to have certified public accountants or other persons authorized by Tenant inspect that portion of Landlord’s books, records, invoices, and other data which are relevant to preparation of the Annual Operating Expense Statement provided any request for such review shall be furnished within one hundred eighty (180) days after Tenant’s receipt of such statement as to a prior year’s Operating Expenses. If the amount of Operating Expenses relating to the Premises identified on such annual statement is found to exceed the actual Operating Expenses of the Premises, Landlord shall, within ten (10) days after Tenant’s request therefor, refund to Tenant the amount of overpayment by Tenant. In addition, if such audit reveals that the Operating Expenses paid by Tenant in any year exceed one hundred five percent (105%) of the actual Operating Expenses which should have been paid by Tenant in such year, Landlord shall reimburse Tenant for the reasonable cost of such audit. In all other cases, Tenant shall pay for the reasonable cost of the review.

7.5 Operating Expenses for the calendar year in which Tenant’s obligation to pay them commences and in the calendar year in which such obligation ceases shall be prorated. Expenses such as taxes, assessments and insurance premiums which are incurred for an extended time period shall be prorated based upon time periods to which applicable so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to pay Operating Expenses. The responsibility of Tenant for Operating Expenses pursuant to Section 7.3 shall continue to the latest of (i) the date of termination of this Lease or (ii) the date Tenant has fully vacated the Premises.

8.	Rentable Area.

8.1 The Rentable Area of the Project is determined by making separate calculations of the Rentable Area of each floor of the Building and that portion of the lower level occupied by Tenant or another tenant of the Project, and totaling the Rentable Area of each floor within the Building and that portion of the lower level occupied by Tenant or another tenant of the Project. The Rentable Area of a floor is calculated by measuring to the outside finished surface of each permanent outer building wall where the wall intersects or joins the floor, or where it would have intersected the floor except for recessed entryways, windows and the like (also known as the “drip line,” measured from where the outside finished surface of the second floor wall intersects the roof). The Rentable Area of that portion of the lower level occupied by Tenant or another tenant of the Project is calculated by measuring to the outside finished surface of each permanent outer building wall where the wall intersects or joins the floor, and from the center of any interior demising wall. The full area calculated as set forth above is included as Rentable Area of the Project without deduction for (i) columns or projections, (ii) vertical penetrations including stairs, elevator shafts, flues, pipe shafts, vertical ducts, atriums, and the like, and their enclosing walls, (iii) corridors, equipment rooms, rest rooms, entrance ways, elevator lobbies, and the like, and their enclosing walls, and (iv) any other unusable area of any nature.

8.2 The term “Rentable Area” when applied to Tenant is the approximate area to be occupied by Tenant plus an equitable allocation of Rentable Area within the Project which is not then utilized or expected or designed to be utilized by Tenant or other tenants of the Project, including but not limited to the portions of the Building devoted to corridors, equipment rooms, rest rooms, entrance ways, elevator lobbies and mailrooms. In making such allocations, consideration will be given to tenants benefited by space allocated such that areas which primarily serve tenants of only one floor, such as corridors and rest rooms upon such floor, shall be allocated to that tenant’s Rentable area. If the Premises are separated from space occupied by another tenant, the Rentable Area shall be measured to the center of any interior demising walls.

8.3 The Rentable Area as set forth in Section 2.1.1 is an estimate of the area which constitutes the Rentable Area of the Premises, which, at the request of either Landlord or Tenant made within ninety (90) days after the Term Commencement Date, shall be adjusted in accordance with measurement and certification of the Project architect. If the Rentable Area as determined hereunder is more or less than the Rentable Area set forth in Section 2.1.1, Basic Annual Rent, monthly installments of Basic Annual Rent, and Tenant’s Pro

Rata Share of Operating Expenses shall be adjusted upward or downward, as the case may be, based on the actual Rentable Area of the Premises.

9.	Security Deposit.

9.1 Concurrently with the execution of this Lease, Tenant shall deposit with Landlord an irrevocable stand-by letter of credit (“Letter of Credit”) in the amount of $356,189.00, to be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term and any extension term hereof. If Tenant defaults with respect to any provision of this Lease, including but not limited to any provision relating to the payment of Rent, and subject to any notice requirements and cure periods for Tenant’s benefit set forth in Article 24, Landlord may (but shall not be required to) draw from the Letter of Credit the amount required to cure the default, and to use, apply or retain the proceeds thereof for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default.

9.2 The Letter of Credit, and any replacement Letter of Credit, shall be issued by a financial institution reasonably acceptable to Landlord, with an office in San Diego County authorized to disburse funds upon a draw request. Should the institution be placed in conservatorship or receivership by the Federal Deposit Insurance Corporation or any other state or federal regulatory agency, Tenant shall, within thirty (30) days after written request by Landlord, provide a replacement Letter of Credit from a financial institution reasonably acceptable to Landlord, and in the event Tenant fails to do so, Landlord may draw on the Letter of Credit and use the proceeds thereof as a security deposit in accordance with the provisions of Section 9.1.

9.3 The Letter of Credit shall provide (i) that the issuer of the Letter of Credit shall pay to Landlord the amount in default immediately upon presentation in San Diego County of a sight draft by Landlord accompanied by a certified statement signed by an officer of the manager of Landlord (or, if any successor Landlord is a corporation or a partnership, by any officer of the corporation or general partner of the partnership, as the case may be) stating that a default has occurred under the Lease as a result of which Landlord is entitled to collect the amount specified in the site draft in order to cure the default, and (ii) that the issuer shall have no obligation to confirm that a default has occurred, or the amount which Landlord is entitled to draw, or that notice of the default has been given to Tenant.

9.4 The initial Letter of Credit shall be for a period of not less than one (1) year, and any replacement Letter of Credit shall be for a period of not less than one (1) year. The initial Letter of Credit (or any later replacement Letter of Credit) shall be replaced by Tenant by delivering to Landlord a replacement Letter of Credit at least thirty (30) days prior to the expiration of the then current Letter of Credit. If Tenant fails to deliver a replacement Letter of Credit at least thirty (30) days prior to the expiration of the then current Letter of Credit, Landlord shall have the right to draw the total amount of the then current Letter of Credit and hold the proceeds thereof as a security deposit pursuant to the provisions of Section 9.1. If, following any such draw on the Letter of Credit, Tenant provides a replacement Letter of Credit to Landlord, Landlord shall immediately release to Tenant any Letter of Credit proceeds held by Landlord as a security deposit. The Letter of Credit shall be successively renewed or replaced until that date which is forty-five (45) days after the expiration of the initial or any extended term of this Lease.

9.5 In the event of a partial draw on the Letter of Credit, Tenant shall within ten (10) days after another request therefor replenish the Letter of Credit or substitute a new Letter of Credit to the full amount set forth above.

9.6 Any Letter of Credit shall be transferable by Landlord to a successor Landlord or mortgagee or beneficiary of a deed of trust encumbering the Premises, or a substitute Letter of Credit shall be issued to any such entity at the request of Landlord; provided, however, that Landlord shall pay any expenses incurred by Tenant on account of any such transfer or issuance.

9.7 In the event of bankruptcy or other debtor/creditor proceedings against Tenant, the proceeds of the Letter of Credit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

9.8 Landlord shall deliver the Letter of Credit, and any proceeds thereof, to any purchaser of Landlord’s interest in the Premises, and thereupon Landlord shall be discharged from any further liability with respect thereto provided that such purchaser has agreed to assume in writing the obligations of Landlord hereunder. This provision shall also apply to any subsequent transfers.

9.9 The Letter of Credit, and any proceeds thereof, shall be returned to Tenant within thirty (30) days following the expiration of this Lease, except for amounts which are needed by Landlord to cure any default by Tenant. In connection with such return of the Letter of Credit, Landlord shall execute and deliver to Tenant any documentation reasonably requested by Tenant to terminate such Letter of Credit.

10.	Use.

10.1 Tenant may use the Premises for any use permitted by (i) the applicable zone under the zoning laws of the City of San Diego, and (ii) any other laws, regulations, ordinances, and permits applicable to the Premises, and shall not use the Premises, or permit or suffer the Premises to be used for any other purpose without the prior written consent of Landlord.

10.2 Tenant shall conduct its business operations and use the Premises in compliance with all federal, state, and local laws, regulations, ordinances, requirements, permits and approvals applicable to the Premises. Tenant shall not use or occupy the Premises in violation of any law or regulation or the certificate of occupancy issued for the Building, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or the certificate of occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. Tenant shall not be deemed to be in default of the foregoing obligation if it has the right to appeal such directive and Tenant prosecutes such appeal in a timely fashion and in a manner that does not impose or threaten to impose any lien, charge or other obligation on Landlord or any portion of the Project.

10.3 Tenant shall not do or permit to be done anything which will invalidate or increase the cost (unless Tenant agrees to pay such increased cost) of any fire, extended coverage or any other insurance policy covering the Premises, or which will make such insurance coverage unavailable on commercially reasonable terms and conditions, and shall comply with all rules, orders, regulations and requirements of the insurers of the Premises.

10.4 Subject to the warranty of Landlord in Section 14.1, Tenant shall comply with the Americans with Disabilities Act of 1990 (“ADA”), and the regulations promulgated thereunder, as amended from time to time. All responsibility for compliance with the ADA relating to the Premises and the activities conducted by Tenant within the Premises shall be exclusively that of Tenant and not of Landlord, including any duty to make structural or capital improvements, alterations, repairs and replacements to the Premises. Any alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with Article 17; provided, that Landlord’s consent to such alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such alterations comply with the provisions of the ADA. However, nothing in this Lease shall be construed to require Tenant to make structural or capital improvements, alterations, repairs or replacements to comply with ADA unless and until required to do so by order of any government entity or court of law exercising proper jurisdiction with regard thereto, subject to any right to appeal or otherwise contest any such order. Furthermore, Landlord shall be responsible for compliance with ADA to the extent of a violation of Landlord’s warranty in Section 14.1.

10.5 Tenant may install signage on and about the Premises to the extent permitted by, and in conformity with, applicable provisions of the City of San Diego Sign Ordinance, and to the extent approved by Landlord. Tenant acknowledges that it understands that other tenants will occupy space in the Project, and that the maximum allowable signage is to be shared among all of the tenants on a fair and reasonable basis. Tenant further acknowledges it is familiar with the restrictions of the City of San Diego Sign Ordinance, and is not relying on any representations or warranty of Landlord regarding the number, size or location of any signage. Notwithstanding the foregoing, subject to Landlord’s reasonable approval and all applicable laws, Tenant shall be entitled to display at least one exterior sign identifying Tenant on a monument provided by Landlord; and shall be permitted to have lobby and suite entryway signage. The expense of design, permits, purchase and installation of any signs shall be the responsibility of Tenant and the cost thereof shall be borne by Tenant. At the termination of the Lease, all signs shall be the property of Tenant and may be removed from the Premises by Tenant, subject to the provisions of Article 30.

10.6 No equipment shall be placed at a location within the Building other than a location designed to carry the load of the equipment. Equipment weighing in excess of floor loading capacity shall not be placed in the Building.

10.7 Tenant shall not use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance or waste in, on, or about the Premises.

11.	Brokers.

11.1 Landlord and Tenant represent and warrant one to the other that there have been no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than CB Richard Ellis, Inc., whose commission shall be paid by Landlord. Each shall indemnify, defend, protect, and hold harmless the other from any claim of any other broker as a result of any act or agreement of the indemnitor.

11.2 To the best of Tenant’s knowledge, without investigation or inquiry, Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease other than as contained in this Lease.

12.	Holding Over.

12.1 If, with Landlord’s consent, Tenant holds possession of all or any part of the Premises after the expiration or earlier termination of this Lease, Tenant shall be deemed a tenant from month to month upon the date of such expiration or earlier termination, and in such case monthly rental shall be equal to one hundred twenty five percent (125%) of the Monthly Installment of Basic Annual Rent in effect during the thirty (30) days immediately preceding the expiration of the initial Lease term. Such month-to-month tenancy shall be subject to every other term, covenant and condition contained herein.

12.2 If Tenant remains in possession of all or any portion of the Premises after the expiration or earlier termination of the term hereof without the express written consent of Landlord, Tenant shall be deemed a tenant from month to month upon the date of such expiration or earlier termination, and in such case monthly rental shall be equal to one hundred twenty five percent (125%) of the Monthly Installment of Basic Annual Rent in effect during the thirty (30) days immediately preceding the expiration of the initial Lease term. Such month-to-month tenancy shall be subject to every other term, covenant and condition contained herein.

12.3 Acceptance by Landlord of Rent after such expiration or earlier termination shall not result in a renewal or reinstatement of this Lease.

12.4 The foregoing provisions of this Article 12 are in addition to and do not affect Landlord’s right to re-entry or any other rights of Landlord under Article 24 or elsewhere in this Lease or as otherwise provided by law.

13.	Taxes on Tenant’s Property.

13.1 Tenant shall pay not less than ten (10) days before delinquency taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. Tenant shall not be responsible for taxes levied against any personal property or trade fixtures of other tenants.

13.2 If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Project is increased by the inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord after written notice to Tenant pays the taxes based upon such increase in the assessed value, then Tenant shall, upon receipt of satisfactory evidence of such tax increase, repay to Landlord the taxes so levied against Landlord.

13.3 If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements in other spaces in the Project are assessed, then the real property taxes and assessments levied against Landlord or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property to Tenant and shall be governed by the provisions of Section 13.2 above. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased or designed or intended to be leased by other tenants of Landlord shall not be included in the Operating Expenses defined in Section 7, but shall be treated, as to such other tenants, as provided in this Section 13.3, and shall be allocated to such other tenants. If the records of the County assessor are available and sufficiently detailed to serve as a basis for determining whether said tenant improvements or alterations are assessed at a higher valuation than improvements in other spaces in the Project, such records shall be binding on both Landlord and Tenant.

13.4 To the extent Tenant fails to make any payment required by this Article 13 and Landlord does so on Tenant’s behalf, Tenant shall reimburse Landlord for the cost thereof pursuant to the provisions of Sections 7.1 and 24.3.

14.	Condition of Premises.

14.1 Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises or the Building or Project except as set forth herein, or with respect to the suitability for the conduct of Tenant’s business. Landlord represents and warrants that (a) the Building and its systems, including the roof, HVAC, entry/exit doors, windows and seals, electrical, mechanical and plumbing are in code compliant, up-to-date and operable condition as of the Term Commencement Date, (b) the Premises (following completion of all Landlord Improvements) comply with the ADA, (c) as of the date hereof Landlord has not received any notice of any violation of any applicable law or regulation, including ADA, that has not been remedied, and (d) Landlord is not aware of any latent defect in the Building, the roof or any of its systems.

15.	Common Areas and Parking Facilities.

15.1 Tenant shall have the nonexclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit “E” together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord (the “Rules and Regulations”); provided, however, that such rules and regulations do not unreasonably interfere with Tenant’s use and enjoyment of the Premises and Common Areas. Landlord represents that the Common Areas include, but are not limited to, the shipping and receiving area in the Building, the glass wash, and the large conference room on the first floor, and the use of one existing hazardous materials storage shed.

15.2 Tenant shall not place any equipment, storage containers or any other property on the surface parking area or otherwise outside of the Premises without the consent of

Landlord. In the event Tenant elects to locate Hazardous Material storage facilities, water systems, mechanical equipment, emergency generators, or other tenant improvements in the parking area, the space used for such facilities shall be deducted from Tenant’s Pro Rata Share of parking described below.

15.3 As an appurtenance to the Premises, Tenant, and its employees and invitees, shall be entitled to use at three (3) parking spaces for each 1,000 square feet of Rentable Area of the Premises in common other tenants of the Project. Such parking shall be provided without charge by Landlord.

16.	Utilities and Services.

16.1 Tenant shall pay for all water, gas, electricity, telephone, cable television, and other utilities which may be furnished to the Premises during the term of this Lease, together with any taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Pro Rata Share of the costs thereof as an Operating Expense unless Landlord has installed separate meters or measuring devices for the determination of Tenant’s actual use of such utility service. In such case, Tenant shall pay as an Operating Expense the actual cost of that portion of the utility or service actually used by Tenant. Utilities and services provided to the Premises which are separately metered shall be paid by Tenant directly to the supplier of such utility or service, and Tenant shall pay for such utilities and services prior to delinquency during the term of this Lease.

16.2 Landlord shall not be liable for, nor shall any eviction of Tenant result from, any failure of any such utility or service, and in the event of such failure Tenant shall not be entitled to any abatement or reduction of Rent, nor be relieved from the operation of any covenant or agreement of this Lease, and Tenant waives any right to terminate this Lease on account thereof. However, notwithstanding the foregoing, in the event any such failure persists for more than twelve (12) months, Tenant at its election may terminate this Lease.

16.3 Tenant shall provide and pay for janitors, maintenance personnel, and other persons who perform duties connected with the operation and maintenance of the interior of the Premises.

17.	Alterations.

17.1 Tenant shall make no alterations, additions or improvements (hereinafter in this article, “Improvements”) in or to the Premises, except for non-structural improvements costing less than $50,000, without Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall deliver to Landlord final plans and specifications and working drawings for the improvements to Landlord, and Landlord shall have ten (10) days thereafter to grant or withhold its consent. If Landlord does not notify Tenant of its decision within the ten (10) days, Landlord shall be deemed to have given its approval.

17.2 If a permit is required to construct the Improvements, Tenant shall deliver a completed, signed-off inspection card to Landlord within ten (10) days of completion of the Improvements, and shall promptly thereafter obtain and record a notice of completion and deliver a copy thereof to Landlord.

17.3 The Improvements shall be constructed only by licensed contractors or mechanics. All contractors, except those constructing non-structural improvements costing less than $50,000, shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Any such contractor must have in force a general liability insurance policy of not less than $1,000,000 or such higher limits as Landlord may reasonably require, which policy of insurance shall name Landlord as an additional insured. Tenant shall provide Landlord with a copy of the contract with the contractor or mechanic prior to the commencement of any construction requiring Landlord’s consent.

17.4 Tenant agrees that any work by Tenant shall be accomplished in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times except when minimally necessary for building reconfiguration work.

17.5 Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, rules, orders, ordinances, directions, regulations, permits, approvals, and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction, and in full compliance with the rules, orders, directions, regulations, and requirements of any applicable fire rating bureau. Tenant shall provide Landlord with “as-built” plans showing any material change in the Premises within thirty (30) days after completion.

17.6 Before commencing any work (other than interior non-structural alterations, additions or improvements), Tenant shall give Landlord at least five (5) days’ prior written notice of the proposed commencement of such work and, for any such work which exceeds $50,000.00 in cost, if required by Landlord, secure at Tenant’s own cost and expenses a completion and lien indemnity bond approved by Landlord, which approval will not be unreasonably withheld or delayed.

18.	Repairs and Maintenance.

18.1 Landlord shall repair, replace and maintain in good condition and repair the structural and exterior portions of the Building and Project and the Common Areas, including foundations, exterior walls, load bearing walls, windows, plate glass, roofing, and roofing covering materials, and plumbing, fire sprinkler system, heating, ventilating, air conditioning, elevator, and electrical systems installed or furnished by Landlord, subject to reimbursement by Tenant as its Pro Rata Share of Operating Expenses to the extent provided by Article 7. However, if such maintenance or repairs are required because of any act, neglect, fault of or omissions of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord the costs of such maintenance and repairs attributable to Tenant’s act, neglect, fault or omission.

18.2 Except as otherwise set forth in Section 18.1, Tenant shall, throughout the term of this Lease, at Tenant’s sole cost and expense keep the Premises and every part thereof in good condition and repair. Tenant shall upon the expiration or earlier termination of the term hereof surrender the Premises to Landlord in the same condition as when received, ordinary wear and tear and damage from causes beyond the reasonable control of Tenant excepted.

18.3 Tenant hereby waives Civil Code Sections 1941 and 1942 relating to a landlord’s duty to maintain the Premises in a tenantable condition, and the under said sections or under any law, statute or ordinance now or hereafter in effect to make repairs at Landlord’s expense.

18.4 There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein unless such injury or interference is unreasonable under the circumstances and is the result of Landlord’s grossly negligent or willful act or omission. Subject to Section 21.8, if repairs or replacements become necessary which by the terms of this Lease are the responsibility of Tenant and Tenant fails to make the repairs or replacements, Landlord may do so pursuant to the provisions of Section 24.3.

18.5 Notwithstanding any of the foregoing, in the event of a fire, earthquake, flood, war or other similar cause of damage or destruction, this Article shall not be applicable and the provisions of Article 22, entitled “Damage or Destruction,” shall apply and control.

19.	Liens.

19.1 Tenant shall keep the Premises, the Building and the property upon which the Building is situated free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant will be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof (or within ten (10) days after the filing thereof if requested by Landlord as necessary to facilitate a pending sale or refinancing), at the cost and expense of Tenant.

19.2 Should Tenant fail to discharge any lien of the nature described in Section 19.1, Landlord may at Landlord’s election pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title and the cost thereof shall be immediately due from Tenant as Additional Rent.

19.3 In the event Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement executed by Tenant will upon its face or by exhibit thereto indicate that such financing statement is applicable only to personal property (including trade fixtures) of Tenant specifically described in the financing statement. In no event shall the address of the Building be furnished on the financing statement without qualifying language as to applicability of the lien only to removable property (including trade fixtures) of Tenant described in the financing statement. Should any holder of a security agreement executed by Tenant record or place of record a financing statement which appears to constitute a lien against any interest of Landlord, Tenant shall within ten (10) days after the filing of such financing statement cause (i) copies of the security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s being in a position to show such lien is not applicable to any interest of Landlord, and (ii) the holder of the security interest to amend documents of record so as to clarify that such lien is not applicable to any interest of Landlord in the Premises. Landlord shall execute such documents as are reasonably required by Tenant or Tenant’s lenders or equipment lessors provided the same do not in any material way alter the rights of Landlord under this Lease.

20.	Indemnification and Exculpation.

20.1 Except to the extent of the responsibility of Landlord pursuant to Section 20.2 hereof, Tenant agrees to indemnify Landlord, and its members and affiliates, and their respective shareholders, directors, officers, agents, contractors and employees (collectively, “Landlord’s Agents”), against, and to protect, defend, and save them harmless from, all demands, claims, causes of action, liabilities, losses and judgments, and all reasonable expenses incurred in investigating or resisting the same (including reasonable attorneys’ fees), for death of or injury to person or damage to property arising out of (i) any occurrence in, upon or about the Premises during the term of this Lease, (ii) Tenant’s use, occupancy, repairs, maintenance, and improvements of the Premises and all improvements, fixtures, equipment and personal property thereon, and (iii) any act or omission of Tenant, and any act or omission of its shareholders, directors, officers, agents, employees, servants, contractors, invitees and subtenants when acting within the scope of their relationship with Tenant, unless, in each case, caused in part by the negligence or willful misconduct of Landlord or Landlord’s Agents, in which event Tenant shall partially indemnify Landlord and Landlord’s Agents to the extent of Tenant’s or Tenant’s Agents liability. Tenant’s obligation under this Section 20.1 shall survive the expiration or earlier termination of the term of this Lease.

20.2 Landlord agrees to indemnify Tenant and its affiliates, and their respective shareholders, directors, officers, agents, contractors and and employees (collectively “Tenant’s Agents”), against, and to protect and save them harmless from, all demands, claims, causes of action, liabilities, losses and judgments, and all reasonable expenses incurred in investigating or resisting the same (including reasonable attorneys’ fees), for death of or injury to any person or damage to property arising from or out of any occurrence in, upon, or about the Premises during the term of this Lease if caused by the negligence or willful misconduct of Landlord or Landlord’s Agents, unless caused in part by the negligence or willful misconduct of Tenant or Tenant’s Agents, in which latter case Landlord or Landlord’s Agents shall partially indemnify Tenant and Tenant’s Agents to the extent of Landlord’s or Landlord’s Agents’ liability. Landlord’s obligations under this Section 20.2 shall survive the expiration or earlier termination of the term of this Lease.

20.3 Notwithstanding any provision of Sections 20.1 and 20.2 to the contrary, Landlord shall not be liable to Tenant and Tenant assumes all risk of damage to any fixtures, goods, inventory, merchandise, equipment, records, research, experiments, animals and other living organisms, computer hardware and software, leasehold improvements, and other personal property of any nature whatsoever, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom relative to such damage.

20.4 The indemnity obligations of both Landlord and Tenant under this Section 20 shall be satisfied to the extent of proceeds of applicable insurance maintained by the indemnifying party to the extent thereof, and thereafter to proceeds of any applicable insurance maintained by the other party; Landlord and Tenant shall be required to satisfy any such obligation only to the extent it is not satisfied by proceeds of applicable insurance as set forth above.

20.5 Security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts of third parties and it is agreed that

Landlord shall not be liable for injuries or losses caused by criminal acts of third parties and the risk that any security device or service may malfunction or otherwise be circumvented by a criminal is assumed by Tenant. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

20.6 Landlord shall not be liable for any damages arising from any act or neglect of any other tenant in the Building or Project.

21.	Insurance - Waiver of Subrogation.

21.1 Commencing prior to Tenant’s first entry onto the Premises for purposes of installing any improvements, fixtures or personal property, but no later than the Term Commencement Date, and continuing at all times during the term of this Lease, Tenant shall maintain, at Tenant’s expense, commercial general liability insurance, on an occurrence basis, insuring Tenant and Tenant’s agents, employees and independent contractors against all bodily injury, property damage, personal injury and other covered loss arising out of the use, occupancy, improvement and maintenance of the Premises and the business operated by Tenant, or any other occupant, on the Premises. Such insurance shall have a minimum combined single limit of liability per occurrence of not less than $1,000,000.00 and a general aggregate limit of $2,000,000.00. Such insurance shall: (i) name Landlord, and Landlord’s lenders if required by such lenders, and any management company retained to manage the Premises if requested by Landlord, as additional insureds; (ii) include a broad form contractual liability endorsement insuring Tenant’s indemnity obligations under Section 20.1; (iii) include a boiler and machinery liability endorsement, and a products completed operations coverage endorsement; (iv) provide that it is primary coverage and noncontributing with any insurance maintained by Landlord or Landlord’s lenders, which shall be excess insurance with respect only to losses arising out of Tenant’s negligence; and (v) provide for severability of interests or include a cross-liability endorsement, such that an act or omission of an insured shall not reduce or avoid coverage of other insureds.

21.2 At all times during the term of this Lease, Landlord shall maintain, subject to reimbursement by Tenant as an Operating Expense under Section 7.1(b), “all risk” insurance, including, but not limited to, coverage against loss or damage by fire, vandalism, and malicious mischief covering the Project (exclusive of excavations, foundations and footings) and all other improvements and fixtures that may be constructed or installed on the Premises, in an amount equal to one hundred percent (100%) of the full replacement value thereof. If any boilers or other pressure vessels or systems are installed on the Premises, Landlord shall maintain, subject to reimbursement by Tenant as an Operating Expense under Section 7.1(b), boiler and machinery insurance in an amount equal to one hundred percent (100%) of the full replacement value thereof. At all times during the course of any major demolition or construction permitted hereunder, or any restoration pursuant to Articles 22 or 23, Tenant shall maintain, at Tenant’s expense, “all risk” builder’s risk insurance, including, but not limited to, coverage against loss of damage by fire, vandalism and malicious mischief, covering improvements in place and all material and equipment at the job site furnished under contract, in an amount equal to one hundred percent (100%) of the full replacement value thereof. The insurance described in this Section 21.2 shall: (i) insure Landlord, and Landlord’s lenders if required by such lenders, as their interests may appear; (ii) contain a Lender’s Loss Payable Form (Form 438 BFU or equivalent) in favor of Landlord’s lenders and name Landlord, or Landlord’s lender if required by such lender, as the loss payee; (iii) provide for severability of interests or include a cross-liability endorsement, such that an act or omission of an insured shall not reduce or avoid coverage of other insureds; and (iv) provide that it is primary coverage and noncontributing with any insurance maintained by Landlord or Landlord’s lenders, which shall be excess insurance. The full replacement value of the Project and other improvements and fixtures insured thereunder shall, for the purpose of establishing insurance limits and premiums only, be determined by the company issuing the insurance policy and shall be redetermined by said company within six (6) months after completion of any material alterations or improvements to the Premises and otherwise at intervals of not more than three (3) years. Landlord shall promptly increase the amount of the insurance carried pursuant to this Section 21.2 to the amount so redetermined. The proceeds of the insurance described in this Section shall be used for the repair, replacement and restoration of the Premises and other improvements and fixtures insured thereunder, as further provided in Article 22; provided, however, if this Lease is terminated after damage or destruction, the insurance policy or policies, all rights thereunder and all insurance proceeds shall be assigned to Landlord.

21.3 At all times during the term of this Lease, Tenant shall maintain, at Tenant’s expense, business interruption insurance in order to insure that the Basic Annual Rent and Operating Expenses provided for hereunder will be paid for a period of up to one (1) year after any casualty insured against by all risk policy of insurance described in Section 21.2 above or any restriction of access to the Premises as a result of such casualty or interruption of utilities.

21.4 At all times during the term of this Lease, Tenant shall maintain, at Tenant’s expense, “all risk” insurance against all other personal property, including trade fixtures, equipment and merchandise, of Tenant or any subtenant of Tenant that may be occupying the Premises, or any portion thereof, from time to time, in an amount equal to the full replacement value thereof.

21.5 At all times during the term of this Lease, Tenant shall maintain workers’ compensation insurance in accordance with California law, and employers’ liability insurance with limits typical for companies similar to Tenant.

21.6 All of the policies of insurance referred to in this Article 21 shall be written by companies authorized to do business in California and having a policyholder rating of not less than A and a financial category rating of Class VII in “Best’s Insurance Guide.” Each insurer referred to in this Article 21 shall agree, by endorsement on the applicable policy or by independent instrument furnished to Landlord, that it will give Landlord, and Landlord’s lenders if required by such lenders, at least ten (10) days’ prior written notice by registered mail before the applicable policy shall be canceled for non-payment of premium, and thirty (30) days’ prior written notice by registered mail before the applicable policy shall be canceled or altered in coverage, scope, amount or other material term for any other reason (although any failure of an insurer to give notice as provided herein shall not be a breach of this Lease by Tenant). No policy shall provide for a deductible amount in excess of $100,000, unless approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall deliver to Landlord, and to Landlord’s lenders if required by such lenders, copies of the insurance policies required to be carried by Tenant, certified by the insurer, or certificates evidencing such insurance policies, issued by the insurer, together with evidence of payment of the required premiums, prior to the required date for commencement of such coverage. At least thirty (30) days prior to expiration of any such policy, Tenant shall deliver to Landlord, and Landlord’s lenders if required by such lenders, a certificate evidencing renewal, or a certified copy of a new policy or certificate evidencing the same, together with evidence of payment of the required premiums. If Tenant fails to provide to Landlord any such policy or certificate by the required date for commencement of coverage, or within fifteen (15) days prior to expiration of any policy, or to pay the premiums therefor when required, Landlord shall have the right, but not the obligation, to procure said insurance and pay the premiums therefor. Any premiums so paid by Landlord shall be repaid by Tenant to Landlord with the next due installment of rent, and failure to repay the same shall have the same consequences as failure to pay any installment of Rent.

21.7 Landlord may provide the property insurance required under this Article 21 pursuant to a so-called blanket policy or policies of property insurance maintained by Landlord.

21.8 Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, members, managers, partners, employees, agents, and representatives of the other, on account of loss or damage to such waiving party or such waiving party’s property or the property of others under its control, to the extent that such loss or damage is caused by or results from risks insured against under any insurance policy which insures such waiving party’s property at the time of such loss or damage, which waiver shall continue in effect as long as the parties’ respective insurers so permit. Any termination of such waiver shall be by written notice as hereinafter set forth. Prior to obtaining policies of insurance required or permitted under this Lease, Landlord and Tenant shall give notice to the insurers that the foregoing mutual waiver is contained in this Lease, and each party shall use its best efforts to cause such insurer to approve such waiver in writing and to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party. If such written approval of such waiver of subrogation cannot be obtained from any insurer or is obtainable only upon payment of an additional premium which the party seeking to obtain the policy reasonably determines to be commercially unreasonable, the party seeking to obtain such policy shall notify the other thereof, and the latter shall have twenty (20) days thereafter to either: (i) identify other insurance companies reasonably satisfactory to the other party that will provide the written approval and waiver of subrogation; or (ii) agree to pay such additional premium. If neither (i) nor (ii) are done, the mutual waiver set forth above shall not be operative, and the party seeking to obtain the policy shall be relieved of the obligation to obtain the insurer’s written approval and waiver of subrogation with respect to such policy during such time as such policy is not obtainable or is obtainable only upon payment of a commercially unreasonable additional premium as described above. If such policies shall at any subsequent time be obtainable or obtainable upon payment of a commercially reasonable additional premium, neither party shall be subsequently liable for failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 21.8, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the other’s insurer.

22.	Damage or Destruction.

22.1 In the event of damage to or destruction of all or any portion of the Premises or the improvements and fixtures thereon (but excluding any improvements made by Tenant and any Tenant trade fixtures) (collectively, “improvements”) arising from a risk covered by the insurance described in Section 21.2, Landlord shall within a reasonable time commence and proceed diligently to repair, reconstruct and restore (collectively, “restore”) the Premises to substantially the same condition as they were in immediately prior to the casualty. Tenant shall be responsible for its Pro Rata Share of insurance deductibles pursuant to Section 7.1(b), and Landlord shall be responsible for all costs of restoration in excess of insurance proceeds and deductibles. Except as expressly set forth below, this Lease shall continue in full force and effect, notwithstanding such damage or destruction.

22.2 In the event of any damage to or destruction of all or any portion of the improvements arising from a risk which is not covered by the insurance described in Section 21.2, Landlord shall, within a reasonable time and at its expense, commence and proceed diligently to restore the improvements to substantially the same condition as they were in immediately prior to the casualty. Notwithstanding the foregoing, this Lease shall continue in full force and effect; provided, however, that if the damage or destruction (i) occurs during the last two years of the term and the expense of restoration exceeds $200,000, or (ii) occurs at any other time and the expense of restoration exceeds $500,000, Landlord may at its election terminate the Lease unless Tenant elects to pay the full cost of restoration. Except as expressly set forth below, this Lease shall continue in full force and effect, notwithstanding such damage or destruction.

22.3 In satisfying its obligations under this Article 22, Landlord shall not be required to fulfill its restoration responsibilities with improvements identical to those which were damaged or destroyed; rather, with the consent of Tenant, which consent will not be unreasonably withheld or delayed, Landlord may restore the damage or destruction with improvements reasonably equivalent or of reasonably equivalent value to those damaged or destroyed.

22.4 In the event of damage, destruction and/or restoration as herein provided, there shall be no abatement of Rent, and Tenant shall not be entitled to any compensation or damages occasioned by any such damage, destruction or restoration. Notwithstanding the foregoing, in the event restoration cannot reasonably be completed within nine (9) months following the damage or destruction, Landlord will give notice thereof to Tenant within sixty (60) days following such damage or destruction, and Tenant at its election may by written notice to Landlord terminate this Lease effective nine (9) months following such damage or destruction. In the event of such termination, Tenant shall have no responsibility for contributing to the expense of restoration.

22.5 Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the restoration of the improvements after the occurrence of such damage or destruction by reason of acts of God, war, government restrictions, inability to procure the necessary labor or materials, strikes, or other causes beyond the control of Landlord (but excluding economic conditions or financial inability to perform), the time for Landlord to commence or complete restoration shall be extended for the time reasonably required as a result of such event.

22.6 If an insured casualty occurs, Landlord shall make the loss adjustment with the insurance company.

22.7 Tenant waives the provisions of Civil Code Section 1932(2) and 1933(4) or any similar statute now existing or hereafter adopted governing destruction of the

Premises, so that the parties’ rights and obligations in the event of damage or destruction shall be governed by the provisions of this Lease.

23.	Eminent Domain.

23.1 In the event the whole of the Premises shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

23.2 In the event of a partial taking of the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then Landlord may elect to terminate this Lease if such taking is of a material nature such as to make it uneconomical to continue use of the unappropriated portions for the purposes for which they were intended, and Tenant may elect to terminate this Lease if such taking is of material detriment to, and substantially interferes with, Tenant’s use and occupancy of the Premises. In no event shall this Lease be terminated when such a partial taking does not have a material adverse effect upon Landlord or Tenant or both. Termination by either party pursuant to this section shall be effective as of the date possession is required to be surrendered to said authority.

23.3 If upon any taking of the nature described in this Article 23 this Lease continues in effect, then Landlord shall promptly proceed to restore the remaining portion of the Premises, and all improvements and fixtures located thereon, to substantially their same condition prior to such partial taking; provided, however, Landlord’s obligation hereunder shall be limited to the amount of the condemnation proceeds. Basic Annual Rent shall be abated proportionately on the basis of the rental value of the Premises, including improvements and fixtures, as restored after such taking compared to the rental value of the Premises prior to such taking.

24.	Defaults and Remedies.

24.1 Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within ten (10) days of the date such payment is due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid within thirty (30) days of the date such payment is due shall bear interest from thirty (30) days after the date due until paid at the rate of ten percent (10%) per annum.

24.2 No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided. If at any time a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord, Tenant shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

24.3 If Tenant fails to pay any sum of money (other than Basic Annual Rent) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided, that such failure by Tenant continued for ten (10) days after written notice from Landlord demanding performance by Tenant was delivered to Tenant, or resulted or could have resulted in a violation of law or the cancellation of an insurance policy maintained by Landlord. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to eight percent (8%) per annum or highest rate permitted by law, whichever is less, shall be payable to Landlord on demand as Additional Rent.

24.4 The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(a) The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant. Such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161;

(b) The failure by Tenant to observe or perform any obligation other than described in Section 24.4(a) to be performed by Tenant, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure the default, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute the same to completion. Such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161;

(c) Tenant makes an assignment for the benefit of creditors;

(d) A receiver, trustee or custodian is appointed to, or does, take title, possession or control of all, or substantially all, of Tenant’s assets;

(e) An order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(f) Any involuntary petition is filed against the Tenant under any chapter of the Bankruptcy Code and is not dismissed within ninety (90) days; or

(g) Tenant’s interest in this Lease is attached, executed upon, or otherwise judicially seized and such action is not released within ninety (90) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice, and in no event shall a forfeiture or termination occur without such written notice.

24.5 In the event of a default by Tenant, and at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, all without service of notice and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(a) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Subsections (a), (b) and (c), the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such default is entered or such earlier date as the court may determined. As used in Subsections (a) and (b), the “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 24.1. As used in Subsection (c) above, the “worth at the time of award” shall be computed by taking the present value of such amount using the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percentage point.

24.6 In the event of a default by Tenant, and if Landlord does not elect to terminate this Lease as provided in Section 24.5 or otherwise terminate Tenant’s right to possession of the Premises, Landlord shall have the remedy described in Section 1951.4 of the

Civil Code. Landlord may continue this Lease in effect for so long as Landlord does not terminate Tenant’s right to possession of the Premises, and may enforce all of its rights and remedies under the Lease, including the right from time to time to recover Rent as it becomes due under the Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

24.7 Notwithstanding anything herein to the contrary, Landlord’s reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease, shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder, including, without limitation, the right to recover from Tenant as they become due hereunder all Rent and other charges required to be paid by Tenant under the terms of this Lease.

24.8 All rights, options, and remedies of Landlord contained in this Lease shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or by any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

24.9 Termination of this Lease or Tenant’s right to possession by Landlord shall not relieve Tenant from any liability to Landlord which has theretofore accrued or shall arise based upon events which occurred prior to the last to occur of (i) the date of Lease termination or (ii) the date possession of Premises is surrendered.

24.10 Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

24.11 In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises whose address shall have been furnished and shall offer such beneficiary and/or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure.

25.	Assignment or Subletting.

25.1 Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of law, sell, assign, hypothecate or transfer this Lease, or sublet the Premises or any part thereof, or permit or suffer the Premises or any part thereof to be used or occupied as work space, storage space, concession or otherwise by anyone other than Tenant or Tenant’s employees, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed.

25.2 If Tenant desires to assign this Lease to any entity into which Tenant is merged, with which Tenant is consolidated, with which Tenant is affiliated, or which acquires all or substantially all of the assets of Tenant, provided that the successor entity’s net worth and liquid assets are equal or greater than Tenant’s immediately prior to the assignment, and further provided that the assignee first executes, acknowledges and delivers to Landlord an agreement whereby the assignee agrees to be bound by all of the covenants and agreements in this Lease arising after the effective date of the transfer, then Landlord upon receipt of proof of foregoing, will consent to the assignment; provided however, Section 25.1 and this Section 25.2 shall not be applicable if such transfers occur in a public stock exchange or electronic exchange such as NASDAQ.

25.3 In the event Tenant desires to assign, hypothecate or otherwise transfer this Lease or sublet the Premises or any part thereof to a transferee other than one set forth in Section 25.2, then at least ten (10) days, but not more than forty-five (45) days, prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) which shall set forth the name, address and business of the proposed assignee or sublessee, information (including references and financial statements) concerning the reputation and financial ability of the proposed assignee or sublessee, the Assignment Date, any ownership or commercial relationship between Tenant and the proposed assignee or sublessee, and the consideration and all other material terms and conditions of the proposed assignment or sublease, all in such detail as Landlord shall reasonably require.

25.4 Landlord in making its determination as to whether consent should be given to a proposed assignment or sublease, may give consideration to the financial strength of such successor (but may not withhold consent on this ground if the successor’s net worth and liquid assets are equal to or greater than Tenant’s immediately prior to the assignment), notwithstanding the assignor remaining liable for Tenant’s performance, and any use which such successor proposes to make of the Premises. If Landlord fails to deliver written notice of its determination to Tenant within fifteen (15) days following receipt of the Assignment Notice and the information required under Section 25.3, Landlord shall be deemed to have approved the request. As a condition to any assignment or sublease to which Landlord has given consent, any such assignee or sublessee must execute, acknowledge and deliver to Landlord an agreement whereby the assignee or sublessee agrees to be bound by all of the covenants and agreements in this Lease.

25.5 Any sale, assignment, hypothecation or transfer of this Lease or subletting of Premises that is not in compliance with the provisions of this Article 25 shall be void and shall, at the option of Landlord, terminate this Lease.

25.6 The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignee of this Lease or sublessee of the Premises from obtaining the consent of Landlord to any further assignment or subletting or as releasing Tenant or any assignee or sublessee of Tenant from full and primary liability.

25.7 If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises, and Landlord as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent.

25.8 If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, any security deposit received from the subtenant, and Landlord as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, after an occurrence of an act of default by Tenant under the sublease, may use and apply the security deposit as provided in the sublease, and may apply any balance toward Tenant’s obligations under this Lease.

25.9 Notwithstanding any subletting or assignment, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due, or to become due hereunder, and for the full performance of all other terms, conditions, and covenants to be kept and performed by Tenant. The acceptance of rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant, or condition hereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting or assignment of the Premises. Landlord shall not withhold consent to an assignment back to the original Tenant hereunder from a subsequent assignee.

25.10 Any sublease of the Premises shall be subject and subordinate to the provisions of this Lease, shall not extend beyond the term of this Lease, and shall provide that the sublessee shall attorn to Landlord, at Landlord’s sole option, in the event of the termination of this Lease. Landlord and any lender shall upon Tenant’s request provide any subtenant of the entirety of the Premises with a recognition and nondisturbance agreement in the form set forth in Article 35 hereof on the condition that the sublessee agrees to attorn to Landlord on exactly the same terms and conditions as this Lease.

25.11 Except in connection with any assignment or subletting of the Premises as contemplated by Section 25.2, in the event Tenant assigns, hypothecates or otherwise transfers this Lease or sublets the Premises, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the rent and other consideration received from the transferee during the term of this Lease in excess of Rent payable to Landlord under this Lease, after Tenant has recouped any reasonable commission, legal, improvement and other out-of-pocket expenses occasioned by such transfer and payable to third parties, and after Tenant has recouped any expenses incurred for tenant improvements to the transferred space constructed after the Term Commencement Date.

26.	Attorney’s Fees.

26.1 If either party commences an action or proceeding against the other party arising out of or in connection with this Lease, including any arbitration proceeding, the prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, expert witness fees and costs of suit.

27.	Bankruptcy.

27.1 In the event a debtor, trustee, or debtor-in-possession under the Bankruptcy Code, or other person with similar rights, duties and powers under any other law, proposes to cure any default under this Lease or to assume or assign this Lease, and is obliged to provide adequate assurance to Landlord that (i) a default will be cured, (ii) Landlord will be compensated for its damages arising from any breach of this Lease, or (iii) future performance under this Lease will occur, then adequate assurance shall include any or all of the following, as determined by the Bankruptcy Court: (a) those acts specified in the Bankruptcy Code or other law as included within the meaning of adequate assurance; (b) a cash payment to compensate Landlord for any monetary defaults or damages arising from a breach of this Lease; (c) the credit worthiness and desirability, as a tenant, of the person assuming this Lease or receiving an assignment of this Lease, at least equal to Landlord’s customary and usual credit worthiness requirements and desirability standards in effect at the time of the assumption or assignment, as determined by the Bankruptcy Court; and (d) the assumption or assignment of all of Tenant’s interest and obligations under this Lease.

28.	Definition of Landlord.

28.1 The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only Landlord or the successor-in-interest of Landlord under this Lease at the time in question. In the event of any transfer, assignment or conveyance of Landlord’s title or leasehold, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor and any prior grantors) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord. In the event of any such transfer, assignment or conveyance, the Landlord shall cause the transferee of such title or leasehold to agree in writing to assume and to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises, and to provide a copy thereof to Tenant. Landlord may transfer its interest in the Premises or this Lease without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on the part of Landlord or the then grantor of any of the terms or conditions of this Lease.

29.	Estoppel Certificate.

29.1 Each party shall, within fifteen (15) days of written notice from the other party, execute, acknowledge and deliver to the other party a statement in writing on a form reasonably requested by a proposed lender, purchaser, assignee or subtenant (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not, to each party’s knowledge, any uncured defaults on the part of Landlord or Tenant hereunder (or specifying such defaults if any are claimed) and (iii) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective lender, purchaser, assignee or subtenant of all or any portion of the Premises.

30.	Removal of Property.

30.1 Except as provided in Sections 4.5 and 10.5 and in this Article 30, all fixtures and personal property owned by Tenant shall be and remain the property of Tenant, and may be removed by Tenant at any time.

30.2 The Project, Building and all improvements, fixtures and personal property owned by Landlord shall be and remain the property of Landlord, and shall, upon the expiration or earlier termination of this Lease, remain upon and be surrendered with the Premises as a part thereof.

30.3 Notwithstanding Section 30.1, Tenant may not remove any property if such removal would cause material damage to the Premises, unless such damage can be and is repaired by Tenant. Furthermore, Tenant shall repair any damage to the Premises caused by Tenant’s removal of any such property, and shall, prior to the expiration or earlier termination of this Lease, restore and return the Premises to the condition they were in when first occupied by Tenant, reasonable wear and tear excepted. At a minimum, even if they are determined to be fixtures or personal property owned by Tenant, Tenant shall leave in place and repair any damage to the interior floors, walls, doors and ceilings of the Premises, and the heating, ventilation (other than any fume hoods installed by Tenant), air conditioning, plumbing, and electrical systems; all such property shall become the property of Landlord upon the expiration or earlier termination of this Lease, and shall remain upon and be surrendered with the Premises as a part thereof. The provisions of Article 17 shall apply to any restoration work under this Article as if the restoration was an alteration, addition or improvement thereunder. Should Tenant require any period beyond the expiration or earlier termination of the Lease to complete such restoration, Tenant shall be a tenant at sufferance subject to the provisions of Section 12.2 hereof, unless tenant obtains Landlord’s consent pursuant to Section 12.1 prior to the termination or earlier termination of the Lease.

30.4 If Tenant shall fail to remove any fixtures or personal property which it is entitled to remove under this Article 30 from the Premises prior to termination of this Lease, then Landlord may dispose of the property under the provisions of Section 1980 et seq. of the California Civil Code, as such provisions may be modified from time to time, or under any other applicable provisions of California law.

31.	Limitation of Landlord’s Liability.

31.1 If Landlord is in default of this Lease, and as a consequence, Tenant recovers a money judgment against Landlord, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title, and interest of Landlord in the Project of which the Premises are a part, and out of rent, insurance proceeds, condemnation awards or other income from or relating to the Project receivable by Landlord or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Building and Project of which the Premises are a part.

31.2 Neither Landlord nor Landlord’s Agents shall be personally liable for any deficiency except to the extent liability is based upon willful and intentional misconduct. If Landlord is a partnership or joint venture, the partners of such partnership shall not be personally liable and no partner of Landlord shall be sued or named as a party in any suit or action, or service of process be made against any partner of Landlord, except as may be necessary to secure jurisdiction of the partnership or joint venture or to the extent liability is caused by willful and intentional misconduct. If Landlord is a corporation, the shareholders, directors, officers, employees, and/or agents of such corporation shall not be personally liable and no shareholder, director, officer, employee, or agent of Landlord shall be sued or named as a party in any suit or action, or service of process be made against any shareholder, director, officer, employee, or agent of Landlord, except as may be necessary to secure jurisdiction of the corporation. If Landlord is a limited liability company, the members, managers, officers, employees, and/or agents of such limited liability company shall not be personally liable and no member, manager, officer, employee, or agent of Landlord shall be sued or named as a party in any suit or action, or service of process be made against any member, manager, officer, employee, or agent of Landlord, except as may be necessary to secure jurisdiction of the corporation. No partner, shareholder, director, member, manager, employee, or agent of Landlord shall be required to answer or otherwise plead to any service of process and no judgment will be taken or writ of execution levied against any partner, shareholder, director, member, manager, employee, or agent of Landlord.

31.3 Each of the covenants and agreements of this Article 31 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or by common law.

32.	Control by Landlord.

32.1 Landlord reserves full control over the Building and Project to the extent not inconsistent with Tenant’s quiet enjoyment and use of Premises. This reservation includes the right to establish ownership of the buildings separate from fee title to the real property underlying the Buildings, and to divide the Project into more than one lot, provided Tenant’s quiet enjoyment of the Premises is not affected.

32.2 Tenant shall, should Landlord so request, promptly join with Landlord in execution of such documents as may be appropriate to assist Landlord to implement any such action provided Tenant need not execute any document which is of a nature wherein liability is created in Tenant or if by reason of the terms of such document Tenant will be deprived of the quiet enjoyment and use of the Premises as granted by this Lease.

33.	Quiet Enjoyment.

33.1 So long as Tenant is not in default as described in Section 24.4, Landlord covenants that Landlord or anyone acting through or under Landlord will not disturb Tenant’s occupancy of the Premises except as permitted by the provisions of this Lease and that Landlord shall use reasonable efforts to enforce the lease obligations of tenants of the balance of the Building and Project to the extent they might otherwise disturb Tenant’s occupancy.

34.	Quitclaim Deed.

34.1 Tenant shall execute and deliver to Landlord on the expiration or termination of this Lease, promptly on Landlord’s request, a quitclaim deed to the Premises and Project or other document in recordable form suitable to evidence of record termination of this Lease and the right of first refusal and option contained herein.

35.	Subordination and Attornment.

35.1 This lease shall be subject to and subordinate to the lien of any mortgage or deed of trust now or hereafter in force against the Project and Building of which the Premises are a part, and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination, provided that, with regard to any future lien or deed of trust, the lienholder, beneficiary, or mortgagee has previously or concurrently therewith executed and delivered to Tenant a non-disturbance, attornment, and subordination agreement in such form as the lienholder, beneficiary, or mortgagee may request and as the Tenant may approve, which approval will not be unreasonably withheld, setting forth that so long as Tenant is not in default hereunder, Landlord’s and Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld. Furthermore, Landlord shall provide to Tenant, within forty-five (45) days after execution of this Lease by both parties, such a non-disturbance agreement from the beneficiary of any mortgage presently encumbering the Project in substantially the form attached hereto as Exhibit “F”.

35.2 Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or deed of trust as may be required by Landlord and in a form reasonably satisfactory to Tenant, provided that the lienholder, beneficiary, or mortgagee concurrently executes and delivers to Tenant a non-disturbance agreement in recordable form that is reasonably satisfactory to Tenant. However, if any such mortgagee or beneficiary so elects at any time prior to or following a default by Tenant, this Lease shall be deemed prior in lien to any such mortgage or deed of trust regardless of date and Tenant will execute a statement in writing to such effect at Landlord’s request in a form reasonably satisfactory to Tenant.

35.3 In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, the Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease in accordance with the terms of the non-disturbance Agreement.

36.	Surrender.

36.1 No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder unless accepted by Landlord.

36.2 The voluntary or other surrender of this Lease by Tenant shall not work a merger, unless Landlord consents, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.

37.	Waiver and Modification.

37.1 No provision of this Lease may be modified, amended or added to except by an agreement in writing executed by Landlord and Tenant. The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

38.	Waiver of Jury Trial.

38.1 The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage.

39.	Hazardous Material.

39.1 During the term, Tenant, at its sole cost, shall comply with all federal, state and local laws, statutes, ordinances, codes, regulations and orders relating to the receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release and disposal of Hazardous Material (as defined below) in or about the Premises. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant, its agents, employees, contractors, invitees or subtenants, in a manner or for a purpose prohibited by any federal, state or local agency or authority. The accumulation of Hazardous Material shall be in approved containers and removed from the Premises by duly licensed carriers.

39.2 Tenant shall immediately provide Landlord with telephonic notice, which shall promptly be confirmed by written notice, of any and all spillage, discharge, release and disposal of Hazardous Material onto or within the Premises, including the soils and subsurface waters thereof, which by law must be reported to any federal, state or local agency, and any injuries or damages resulting directly or indirectly therefrom. Further, Tenant shall deliver to Landlord each and every notice or order, when said order or notice identifies a violation which may have the potential to adversely impact the Premises, received from any federal, state or local agency concerning Hazardous Material and the possession, use and/or accumulation thereof promptly upon receipt of each such notice or order by Tenant. Landlord shall have the right, upon reasonable notice, to inspect and copy each and every notice or order received from any federal, state or local agency concerning Hazardous Material and the possession, use and/or accumulation thereof.

39.3 Tenant shall be responsible for and shall indemnify, protect, defend and hold harmless Landlord and Landlord’s Agents from any and all liability, damages, injuries, causes of action, claims, judgments, costs, penalties, fines, losses, and expenses which arise during or after the term of this Lease and which result from Tenant’s (or from Tenant’s Agents, assignees, subtenants, employees, agents, contractors, licensees, or invitees) receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release or disposal of Hazardous Material in, upon or about the Premises, including without limitation (i) diminution in value of the Premises or any portion of the Project, (ii) damages for the loss or restriction on use of any portion or amenity of the Premises or Project, (iii) damages arising from any adverse impact on marketing of space in the Premises or the Project, (iv) damages and the costs of remedial work to other property in the vicinity of the Project owned by Landlord or an affiliate of Landlord, and (v) consultant fees, expert fees, and attorneys’ fees. Landlord shall be responsible for and shall indemnify, protect, defend and hold harmless Tenant on the same basis as above for any claims which result from Landlord’s or from Landlord’s Agents receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release or disposal of Hazardous Material in, upon or about the Premises.

39.4 The indemnification of Landlord and Landlord’s Agents by Tenant pursuant to the preceding Section 39.3 includes, without limiting the generality of Section 39.3, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, subsoil, ground water, or elsewhere on, under or about the Premises, or on, under or about any other property in the vicinity of the Project owned by Landlord or an affiliate of Landlord. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any contamination of the Premises, or underlying soil or groundwater, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to that condition required by applicable law, provided that Landlord’s approval of such action shall first be obtained, which approval shall not be unreasonably withheld, except that Tenant shall not be required to obtain Landlord’s prior approval of any action of an emergency nature reasonably required or any action mandated by a governmental authority, but Tenant shall give Landlord prompt notice thereof.

39.5 Landlord acknowledges that it is not the intent of this Article 39 to prohibit Tenant from operating its business as described in Article 10 or to unreasonably interfere with the operation of Tenant’s business. Tenant may operate its business according to the custom of the industry so long as the use or presence of Hazardous Material is strictly and properly monitored according to all applicable governmental requirements. Any approval or consent required by this Section 39.5 shall not be unreasonably withheld, conditioned or delayed.

39.6 As a material inducement to Landlord to allow Tenant to use Hazardous Material in connection with its business, Tenant agrees to provide to Landlord a list identifying each type of Hazardous Material to be present in or about the Premises and setting forth all governmental approvals or permits required in connection with the presence of Hazardous Material in or about the Premises (“Hazardous Material Inventory”). Tenant shall deliver a Hazardous Material Inventory to Landlord (i) no later than thirty (30) days prior to the occupancy of any portion of the Premises or the placement of equipment anywhere on the Project, (ii) annually thereafter no later than December 31 of each year, and (iii) thirty (30) days prior to the initiation by Tenant of any changes in the Premises or elsewhere on the Project which involve any increase in the types or amounts of Hazardous Material. For each type of Hazardous Material listed, the Hazardous Material Inventory shall include the (i) chemical name; (ii) material state (solid, liquid, gas, cryogen); (iii) concentration; (iv) storage amount and storage condition (cabinets or no cabinets); (v) use amount and use condition (open use or closed use); (vi) location (room number/identification); and (vii) chemical abstract service (CAS) number, if known. Landlord may at Tenant’s expense cause each Hazardous Material Inventory to be reviewed by a person or firm qualified to analyze Hazardous Material and acceptable to both Landlord and Tenant to confirm compliance with the provisions of this Lease and with applicable building and fire code requirements. In the event that a review of Tenant’s Hazardous Material Inventory indicates non-compliance with this Lease or applicable building and fire code requirements, Tenant shall at its expense diligently take steps to bring its storage and use of Hazardous Material into compliance.

39.7 Tenant further agrees to make available to Landlord, upon Landlord’s reasonable request, true and correct copies of the following documents (“Hazardous Material Documents”): governmental approvals or permits required in connection with the presence of Hazardous Material on the Premises; a copy of the Hazardous Material business plan prepared pursuant to Health and Safety Code Section 25500 et seq.; documents relating to the handling, storage, disposal and emission of Hazardous Material, including: permits; approvals; reports and correspondence; notice of violations of any laws; plans relating to the installation of any storage tanks to be installed in or under the Premises (provided said installation of tanks shall be permitted only after Landlord has given Tenant its written consent to do so, which consent may not be unreasonably withheld); and all closure plans or any other documents required by any and all federal, state and local governmental agencies and authorities for any storage tanks installed in, on or about the Premises for the closure of any such tanks. Tenant shall not be required, however, to provide Landlord with that portion of any document which contains information of a proprietary nature and which, in and of itself, does not contain a reference to any Hazardous Material which is not otherwise identified to Landlord in such documentation, unless any such Hazardous Material Document names Landlord as an “owner” or “operator” of the facility in which Tenant is conducting its business. It is not the intent of this subsection to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors. Landlord shall treat all information furnished by Tenant to Landlord pursuant to this Article 39 as confidential and shall not disclose such information to any person or entity, except as provided in this Article 39, without Tenant’s prior written consent, which consent shall not be unreasonably withheld or delayed, except as required by law.

39.8 Notwithstanding other provisions of this Article 39, it shall be a default under this Lease, and Landlord shall have the right to terminate the Lease and/or pursue its other remedies under Article 24, in the event that (i) Tenant’s use of the Premises for the generation, storage, use, treatment or disposal of Hazardous Material is in a manner or for a purpose prohibited by applicable law unless Tenant is diligently pursuing compliance with such law, (ii) Tenant has been required by any governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the contamination resulted from Tenant’s action or use of the Premises, unless Tenant is diligently pursuing compliance with such requirement, or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with Tenant’s use, disposal or storage of a Hazardous Material on the Premises, unless Tenant is diligently seeking compliance with such enforcement order.

39.9 Notwithstanding the provisions of Article 25, if (i) any anticipated use of the Premises by a proposed assignee or subtenant involves the generation or storage, use, treatment or disposal of Hazardous Material in any manner or for a purpose prohibited by any applicable law, (ii) the proposed assignee or sublessee has been required by any governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such party’s action or use of the property in question and has failed to take such action, or (iii) the proposed assignee or sublessee is subject to a final, unappealable enforcement order issued by any governmental authority in connection with such party’s use, disposal or storage of Hazardous Material of a type such proposed assignee or sublessee intends to use in the Premises and shall have failed to comply with such order, it shall not be unreasonable for Landlord to withhold its consent to an assignment or subletting to such proposed assignee or sublessee.

39.10 Landlord represents that, to the best of its knowledge, as of the date of this Lease, there is no Hazardous Material on the Premises. Landlord shall provide Tenant with a Phase I Environmental Site Assessment, which shall include documentation that the fume hoods have been decommissioned and that there are no radioactive materials within the Premises, and any Phase II Environmental Site Assessment recommended therein. Should the environmental site assessment(s) disclose the presence of Hazardous Material beyond legally permissible levels, Landlord shall correct the deficiencies to Tenant’s reasonable satisfaction and shall cause updates to the environmental site assessment(s) to be issued reflecting the remedy. The environmental site assessment(s) and all updates thereto are hereinafter referred to as the “Base Line Report,” and shall be deemed conclusive as to the condition of the Premises, unless, within ninety (90) days of receipt, Tenant causes an inspection of its own to be conducted, which inspection discloses the presence of Hazardous Material materially different from that disclosed in the Base Line Report.

39.11 At any time prior to the expiration or earlier termination of the term of the Lease, Landlord shall have the right to enter upon the Premises at all reasonable times and at reasonable intervals in order to conduct appropriate tests regarding the presence, use and storage of Hazardous Material, and to inspect Tenant’s records with regard thereto. Tenant will pay the reasonable costs of any such test which demonstrates that contamination in excess of legally permissible levels has occurred and such contamination was caused by Tenant’s use of the Premises during the term of the Lease. Tenant shall correct any deficiencies identified in any such tests in accordance with its obligations under this Article 39 to the extent the result of Tenant’s use of the Premises during the term of this Lease.

39.12 Tenant shall at its own expense cause an environmental site assessment of the Premises to be conducted and a report thereof delivered to Landlord upon the expiration or earlier termination of the Lease, such report to be as complete and broad in scope as is necessary to identify any impact on the Premises Tenant’s operations might have had (hereinafter referred to as the “Exit Report”). Tenant shall correct any deficiencies identified in the Exit Report in accordance with its obligations under this Article 39 prior to the expiration or earlier termination of this Lease. This Article 39 is the exclusive provision in this Lease regarding clean-up, repairs or maintenance arising from receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release or disposal of Hazardous Material in, upon or about the Premises, and the provisions of Articles 7, 10, 18, and 20 shall not apply thereto.

39.13 Tenant’s obligations under this Article 39 shall survive the termination of the Lease.

39.14 As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25515, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 2, Chapter 6.8 (Carpenter-Presly-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous

Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 and defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et. seq. (42 U.S.C. Section 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. (42 U.S.C. Section 9601).

40.	Option to Extend Term.

40.1 Landlord grants to Tenant the right to extend the term of this Lease for one (1) three (3) year period under the same terms and conditions existing in the original Lease except as set forth in this Article 40. Tenant shall exercise such right to extend the term of this Lease by written notice to Landlord given no later than nine (9) months prior to the end of the initial term.

40.2 Basic Annual Rent shall be adjusted on the first day of the extension term to the fair market rental value of the Premises as of the commencement of the extension term.

40.3 Landlord shall obtain at its expense and deliver to Tenant an independent appraisal of the fair market rental value of the Premises as of the commencement of the extension term. Following its receipt of Landlord’s appraisal, Tenant may elect to obtain at its expense and deliver to Landlord a second independent appraisal of the fair market rental value of the Premises as of the commencement of the extension term. If Tenant elects not to obtain a second appraisal, Landlord’s appraisal shall be conclusive. If Tenant’s appraisal is no more than five percent (5%) less than Landlord’s appraisal, the fair market rental value of the Premises shall be the arithmetic average of the two appraisals. If Tenant’s appraisal is more than five percent (5%) less than Landlord’s appraisal, the two appraisers shall appoint a third independent appraiser to appraise the fair market rental value of the Premises as of the commencement of the extension term, and the fair market rental value of the Premises shall be the arithmetic average of the two appraisals closest in their determination of fair market rental value. Landlord and Tenant shall bear equally the expense of the third appraiser.

40.4 All appraisers appointed hereunder shall have at least ten (10) years’ experience in the appraisal of commercial and industrial real property in the UTC area of San Diego, and shall be members of professional organizations such as the American Appraisal Institute with a designation of MAI or equivalent.

40.5 As used herein, the term “fair market rental value of the Premises” shall mean the base rent that a ready and willing tenant would pay for similarly improved space in the UTC area of San Diego, as of the commencement of the extension term, to a ready and willing landlord, for a term of three (3) years on the terms and conditions of the Lease, determined as if the Premises were exposed for lease on the open market for a reasonable period of time and taking into account all of the purposes for which such property may be used. Any appraiser appointed hereunder to determine the “fair market rental value of the Premises” shall take into account all of the other terms and conditions of this Lease, including, without limitation, that this

Lease provides for the Basic Annual Rent to increase annually by three percent (3%) during the extension term.

40.6 Any increase in Basic Annual Rent under this Article 40 which is not determined until after the effective date of the increase shall nevertheless be retroactive to the effective date, and Tenant shall pay any such retroactive increase with the installment of Rent next due.

40.7 Basic Annual Rent during the extension period as determined under this Article 40 shall be increased on the annual anniversary of the Rent Commencement Date each year of the extension term by three percent (3%).

40.8 Tenant shall not have the right to exercise its option to extend the term, notwithstanding anything set forth above to the contrary: (a) during the time commencing from the date Landlord gives to Tenant a written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured; (b) during the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid without any necessity for notice thereof to Tenant and continuing until the obligation is paid; or (c) after the expiration or earlier termination of this Lease. The period of time within which the option to extend may be exercised shall not be extended or enlarged by reason of the Tenant’s inability to exercise the option because of the foregoing provisions. At the election of Landlord, all rights of Tenant under the provisions of this Article 40 shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an option to extend if, after such exercise, but prior to the commencement of the extension term, (1) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of sixty (60) days after such obligation becomes due (without necessity of Landlord to give notice to Tenant), or (2) Tenant fails to commence to cure a non-monetary default within thirty (30) days after the date Landlord gives notice to Tenant of such default.

41.	Right of First Refusal to Lease Additional Space.

41.1 Subject to the prior right of first refusal existing as of the date hereof and held by CovX Pharmaceuticals, if at any time during the term of this Lease Landlord determines to lease all or any part of the balance of the space on the first floor of the Building, Landlord shall give written notice to Tenant (“Right of First Refusal Notice”) of the economic terms and conditions on which Landlord would be willing to lease all or any part of the balance of the space. If Tenant, within fifteen (15) days after receipt of Landlord’s Right of First Refusal Notice, agrees in writing to lease all or any part of the balance of the space on the first floor of the Building on the terms and conditions stated in the notice, Landlord shall lease the space to Tenant on the economic terms and conditions stated in the notice.

41.2 If Tenant does not agree in writing to lease all or any part of the balance of the space on the first floor in the Building within fifteen (15) days after receipt of Landlord’s Right of First Refusal Notice, or if, as a result of Tenant’s unreasonable delay, Landlord and Tenant have not entered into a lease agreement within thirty (30) days thereafter, Landlord shall have the right to lease the space to a third party on economic terms and conditions no more favorable than the economic terms and conditions stated in the Right of First Refusal Notice. If Landlord does not lease such space to the prospective tenant within one hundred eighty (180) days after the Right of First Refusal Notice, any lease transaction thereafter shall be deemed a new determination by Landlord to lease the space and the provisions of this Section shall again be applicable.

41.3 The Right of First Refusal herein granted to Tenant is not assignable separate and apart from this Lease.

41.4 Tenant shall not have the right to exercise the Right of First Refusal, notwithstanding anything set forth above to the contrary: (a) During the time commencing from the date Landlord gives to Tenant a written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured; (b) During the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid without any necessity for notice thereof to Tenant and continuing until the obligation is paid; or (c) After the expiration or earlier termination of this Lease. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of the Tenant’s inability to exercise the Right of First Refusal because of the foregoing provisions. At the election of Landlord, all rights of Tenant under the provisions of this Article 40 shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the execution of said lease, (1) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of thirty (30) days after such obligation becomes due (without necessity of Landlord to give notice to Tenant), or (2) Tenant fails to commence to cure a default within thirty (30) days after the date Landlord gives notice to Tenant of such default.

42.	Miscellaneous.

42.1 Terms and Headings. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

42.2 Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

42.3 Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

42.4 Covenants and Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

42.5 Consents. Whenever consent or approval of either party is required, that party shall not unreasonably withhold or delay such consent or approval, except as may be expressly set forth to the contrary.

42.6 Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

42.7 Severability. Any provision of this Lease which shall prove to be invalid, void, or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect; provided, however, if the provisions of this Lease relating to Tenant’s stated use of the Premises shall be determined by any government agency having jurisdiction to be invalid or unenforceable, this Lease, effective as of the date of such determination, shall be deemed to be void and of no further force and effect.

42.8 [Intentionally Deleted]

42.9 Impartial Construction. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

42.10 Inurement. Each of the covenants, conditions, and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, sublessees, or any person who may come into possession of said Premises or any part thereof in any manner whatsoever. Nothing in this Section 42.10 contained shall in any way alter the provisions against assignment or subletting in this Lease provided.

42.11 Force Majeure. If either party cannot perform any of its obligations (other than Tenant’s obligation to pay Rent), or is delayed in such performance (other than Tenant’s obligation to pay Rent), due to events beyond such party’s control, the time provided for performing such obligations shall be extended by a period of time equal to the delay attributable to such events. Events beyond a party’s control include, but are not limited to, acts of God (including earthquake), war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortage of labor or material, government regulation or restriction and weather conditions, but do not include financial inability to perform.

42.12 Notices. Any notice, consent, demand, bill, statement, or other communication required or permitted to be given hereunder must be in writing and may be given by personal delivery, by facsimile transmission, or by mail, and if given by personal delivery or facsimile transmission shall be deemed given on the date of delivery or transmission, and if given by mail shall be deemed sufficiently given three (3) days after time when deposited in United States Mail if sent by registered or certified mail, addressed to Tenant at the Premises, or to Tenant or Landlord at the addresses shown in Section 2.1.10 hereof. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

42.13 Authority to Execute Lease. Landlord and Tenant each acknowledge that it has all necessary right, title and authority to enter into and perform its obligations under this Lease, that this Lease is a binding obligation of such party and has been authorized by all requisite action under the party’s governing instruments, that the individuals executing this Lease on behalf of such party are duly authorized and designated to do so, and that no other signatories are required to bind such party.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

UNIVERSITY CENTER EAST LLC A California limited liability company

By:	University Center LLC A California limited liability company Its Member

	By:	Nexus Properties, Inc. A California corporation Its Manager

By:
Michael J. Reidy
Chief Executive Officer

TENANT:

SALMEDIX, INC. A Delaware corporation

By:	/s/ ANITA I. BUSQUETS
	Name:	Anita I. Busquets
	Title:	Chief Financial and Administrative Officer

EXHIBIT “A”

SITE PLAN OF THE PROJECT

EXHIBIT “B”

OUTLINE OF THE PREMISES/FLOOR PLAN

EXHIBIT “C”

LOCATION OF LANDLORD’S IMPROVEMENTS

EXHIBIT “D”

FURNITURE

•	6 black 3-drawer metal file cabinets

•	3 black 2-drawer metal file cabinets

•	3 black 2-drawer file cabinets with light wood trim

•	1 tan 2-drawer file cabinet

•	4 black four-shelf book cases

•	1 black two-shelf book case

•	42 fabric office chairs

•	16 fabric side chairs

•	1 long light wood 4-drawer file cabinet

•	2 light wood side tables

•	9 light wood office workstations

•	5 light wood combo unit with small 3-drawers with 2 file drawers

•	1 large oval wood table

•	3 small round light wood tables

•	1 small light wood table with black metal legs

•	1 darker wood oval table

•	1 rolling small round wood table

•	1 light wood laminate rectangular table

EXHIBIT “E”

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1.

Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule.

2.

If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which is visible from the exterior of the Premises, and which is not included in approved Tenant Improvement Plans, Tenant shall remove said object.

3.

Tenant shall not obstruct any sidewalks or entrances to the Building, or any halls, passages, exits, entrances, or stairways within the Premises which are required to be kept clear for health and safety reasons.

4.	No deliveries shall be made which impede or interfere with other tenants or the operation of the Project.

5.

Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Fixtures and equipment which cause noise or vibration that may be transmitted to the structure of the Building to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration or reduce such noise and vibration to acceptable levels.

6.	Tenant shall not use any method of heating or air-conditioning other than that shown in approved Tenant Improvement Plans.

7.

Tenant shall not install any radio, television or other antenna,, cell or other communications equipment or other devices on the roof or exterior walls of the Premises except to the extent shown on approved Tenant Improvement Plans. Tenant shall not interfere with radio, television or other communications from or in the Premises or elsewhere.

8.

Canvassing, peddling, soliciting and distribution of handbills or any other written material in the Project outside of the Premises are prohibited, and Tenant shall cooperate to prevent such activities.

9.

Tenant shall store all its trash, garbage and Hazardous Material within its Premises or in designated receptacles outside of the Premises. Tenant shall not place in any such receptacle any material which cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Material disposal.

10.

The Premises shall not be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted on the Premises, except that use by Tenant of Underwriter’s Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages or use of microwave ovens for employees use shall be permitted, or equipment shown on approved Tenant Improvement Plans, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

11.	Without the written consent of the Landlord, Tenant shall not use the name of the Project, if any, in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

12.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

13.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

14.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other Tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.

15.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.

16.

Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Project, and for the preservation of good order therein, subject to prior notice to Tenant and Tenant’s consent, which will not be unreasonably withheld, conditioned or delayed. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

17.	Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT “F”

FORM NON DISTURBANCE AGREEMENT

SUBORDINATION, NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

SALMEDIX, INC.

A Delaware Corporation

(Tenant)

to

PNC BANK, NATIONAL ASSOCIATION

(Lender)

Dated:	September 14, 2004

Location:	9381 Judicial Drive, Suite 160 San Diego, CA 92121

RECORD AND RETURN TO:

PNC BANK, NATIONAL ASSOCIATION c/o Midland Loan Services, Inc. 10851 Mastin Overland Park, KS 66210 Attention: Closing Department

Loan No.:	94-

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the date last executed below, between Salmedix, Inc., a Delaware corporation (“Tenant”), having an address at 9381 Judicial Drive, Suite 160, San Diego, California 92121, and PNC Bank, National Association (“Lender”), located at 10851 Mastin, Overland Park, Kansas, 66210.

RECITALS

A.

Tenant is the tenant under that certain lease (the “Lease”) dated September 14, 2004, by and between Tenant and University Center East LLC, a California limited liability company (the “Landlord”), as landlord, wherein Landlord leased to Tenant certain premises known as approximately 21,987 square feet at 9381 Judicial Drive, Suite 160, San Diego, California 92121 (the “Premises”) and located on that certain land described in Exhibit A attached hereto and made part hereof (the “Land”); and

B.

Landlord has made, executed and delivered its Promissory Note (the “Note”) to Lender, which Note is secured by, among other security, the lien of a mortgage or deed of trust (the “Mortgage”) encumbering the Land (such Mortgage and all other documents securing the Note are herein collectively called the “Security Documents”); and

C.	Lender and Tenant desire to confirm their agreements with respect to the Lease and the Security Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender and Tenant hereby agree and covenant as follows:

1.

Subordination. The Lease and all right, title and interest in the Land created thereby (including without limitation, any purchase options, rights of first refusal or similar rights possessed by Tenant with respect to the Premises) are, shall be and shall at all times remain and continue to be subject and subordinate in all respects to the liens, terms, covenants, provisions and conditions of the Security Documents, and all renewals, modifications, extensions, consolidations and replacements thereof.

2.	Non-Disturbance. So long as the Lease is in full force and effect and Tenant is not in default under the Lease (beyond any period given Tenant to cure such default) or under this Agreement:

(a)

Tenant’s possession of the Premises and Tenant’s rights and privileges under the Lease shall not be diminished or interfered with by Lender, and Tenant’s occupancy of the Premises shall not be disturbed by Lender for any reason whatsoever during the term of the Lease or any extensions or renewals thereof; and

(b)

Lender will not join Tenant as a party defendant in any action or proceeding to foreclose the Mortgage or to enforce any rights or remedies of Lender under the Mortgage which would cut-off, destroy, terminate or extinguish the Lease or Tenant’s interest and estate under the Lease.

Notwithstanding the foregoing provisions of this paragraph, if it would be procedurally disadvantageous for Lender not to name or join Tenant as a party in a foreclosure proceeding with respect to the Mortgage, Lender may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of, Tenant under this Agreement.

3.	Attornment.

(a)

After notice is given by Lender that a default has occurred under the Mortgage and that the rentals and all other payments to be made by Tenant under the Lease should be paid to Lender, Tenant will pay to Lender, or in accordance with the directions of Lender, all rentals and other monies due and to become due to Landlord under the Lease or otherwise in respect to the Premises; and

(b)

In addition, if Lender (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Premises upon or following foreclosure of the Mortgage, then at the request of Lender (or its nominee or designee) or such purchaser (Lender, its nominees and designees, and such purchaser, each being a “Successor-Landlord”), Tenant shall attorn to and recognize Successor-Landlord as Tenant’s landlord under the Lease and shall promptly execute and deliver any instrument that Successor-Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease, except that Successor-Landlord shall not:

i)	be liable for any previous act or omission of Landlord under the Lease, provided that the foregoing shall not excuse the Successor Landlord from curing any continuing defaults under the Lease;

ii)	be subject to any off-set, defense or counterclaim which shall have previously accrued to Tenant against Landlord;

iii)

be bound by any modification of the Lease or by any previous prepayment of rent or additional rent for more than one month which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Lender; or

iv)	be bound by any purchase options, rights of first refusal or similar rights possessed by Tenant with respect to the Premises, except as expressly set forth in the lease.

4.

Lease Modifications. Tenant agrees that without the prior written consent of Lender, it shall not: (a) amend or modify the Lease or any extensions or renewals thereof; (b) terminate, cancel or tender a surrender of the Lease; (c) make a prepayment of any rent or additional rent in excess of one (1) month; or (d) subordinate or permit the subordination of the Lease to any lien subordinate to the Mortgage. Any such purported action without such consent shall be void as against the holder of the Mortgage.

5.	Notice of Default; Opportunity to Cure.

(a)

Any notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to Lender, and any right of Tenant dependent upon notice shall take effect only after such notice to Lender is so given. Performance by Lender shall satisfy any conditions of the Lease requiring performance by Landlord, and Lender shall have a reasonable time to complete such performance as provided in section (b) below.

(b)

Without limiting the generality of the foregoing, Tenant shall promptly notify Lender of any default, act or omission of Landlord which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction (a “Landlord Default”). In the event of a Landlord Default, Tenant shall not exercise any rights available to it: (i) until it has given written notice of such Landlord Default to Lender; and (ii) unless Lender has failed, within a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord, to cure or remedy the Landlord Default or, if the same is not reasonably capable of being remedied by Lender within such period, until a reasonable period for remedying such Landlord Default has elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Security Documents to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy); provided that Lender shall with due diligence commence and prosecute a remedy for such Landlord Default. If Lender cannot reasonably remedy a Landlord Default until after Lender obtains possession of the Land, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such Landlord Default until the expiration of a reasonable period necessary for the remedy after Lender institutes proceedings to obtain possession of the Land through a foreclosure or otherwise, or for the appointment of a receiver for the Land, provided that Lender institutes and prosecutes such proceedings with due diligence. Lender shall have no obligation hereunder to remedy any Landlord Default.

6.

Application of Casualty and Condemnation Proceeds. Tenant hereby agrees that, notwithstanding anything to the contrary contained in the Lease, the terms and provisions of the Mortgage shall control with respect to the application of casualty insurance proceeds and condemnation awards.

7.

Notice of Lien. To the extent that the Lease entitles Tenant to notice of the existence of any mortgage and the identity of any lender, this Agreement shall constitute such notice to Tenant with respect to the Mortgage.

8.

Remedies. Upon and after the occurrence of a default under the Mortgage, Lender shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges and remedies of Landlord under the Lease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Lender were named therein as Landlord.

9.

Limitation of Liability. Except as specifically provided in this Agreement, Lender shall not, by virtue of this Agreement, the Mortgage or any other instrument to which Lender may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise. Notwithstanding any other provisions of this Agreement, Tenant shall have no recourse against the Lender, any affiliate of Lender, any Successor Landlord, or any assets of any of them, with respect to the failure of any such party to perform its obligations under this Agreement or the Lease, other than any such party’s interest in the Land, provided that in no event shall Lender’s rights and interests under the Security Documents be deemed to be an interest in the Land.

10.	Priority.

(a)

Tenant acknowledges and agrees that this Agreement supersedes (but only to the extent inconsistent with) any provisions of the Lease relating to the priority or subordination of the Lease and the interests or estates created thereby to the Mortgage.

(b)

Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any entity which shall succeed Lender with respect to the Land, or any portion thereof, provided such agreement is substantially similar to this Agreement.

11.

Notices. Any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing and shall be: (a) personally delivered; (b) delivered by Federal Express or other comparable overnight delivery service; or (c) transmitted by postage prepaid registered or certified mail, return receipt requested. All such notices, consents, requests or other communications shall be addressed to Tenant or Lender at the address for such party previously set forth in this Agreement, or to such other address as Tenant or Lender shall in like manner designate in writing. All notices and other communications shall be deemed to have been duly given on the first to occur of actual receipt of the same or: (i) the date of delivery if personally delivered; (ii) one (1) business day after depositing the same with the delivery service if by overnight delivery service; and (iii) three (3) days following posting if transmitted by mail. Any party may change its address for purposes hereof by notice to the other parties given in accordance with the provisions hereof.

12.

General. This Agreement may not be modified or terminated orally. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. The term “Lender” shall mean the then holder of any interest in the Mortgage. The term “Landlord” shall mean the then holder of the lessor’s interest in the Lease. The term “person” shall mean any individual, joint venture, corporation, partnership, trust, unincorporated association or other entity. All references herein to the Lease shall mean the Lease as modified by this Agreement and any amendments or modifications to the Lease that are consented to in writing by the Lender. Any inconsistency between the Lease and the provisions of this Agreement shall be resolved in favor of this Agreement. This Agreement shall automatically terminate upon the release or termination of the lien of the Security Documents (and all renewals, modifications, extensions, consolidations and replacements thereof) upon the Land.

13.	Waivers. Both Tenant and Lender hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Land is located.

15.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Subordination, Non-Disturbance and Attornment Agreement to be effective as of the day and year first stated above.

“LENDER”

PNC BANK, NATIONAL ASSOCIATION

Dated: September 14, 2004	By:
Jeannette Butler, Vice-President

“TENANT”

Salmedix, Inc.
a Delaware corporation

Dated: , 20	By:	/s/ ANITA I. BUSQUETS
		Name:	Anita I. Busquets
		Title:	Chief Financial and Administrative Officer

AGREED AND CONSENTED TO:

“LANDLORD”

University Center East LLC A California limited liability company

By:
Name:
Title:

ACKNOWLEDGMENTS

[acknowledgment certificates should conform

to law of state where property is located]

STATE OF KANSAS )
) ss.
COUNTY OF JOHNSON )

On this, the          day of                     , 2004, before me, the undersigned officer, personally appeared Jeannette Butler, who acknowledged herself to be the Vice President of PNC Bank National Association, a national banking association, and that she as such Vice President being authorized to do so, executed the foregoing instrument for the purposed therein contained by signing the name of the corporation by herself as Vice President.

IN WITNESS WHEREOF, I hereunder set hand and official seal.

Notary Public

STATE OF )
) ss.
COUNTY OF )

On this, the          day of                     , 2004, before me, the undersigned officer, personally appeared                     , who acknowledged him/herself to be the                      of                             , a                                                  , and that s/he as such                              being authorized to do so, executed the foregoing instrument for the purposed therein contained by signing the name of the corporation by him/herself as                     .

IN WITNESS WHEREOF, I hereunder set hand and official seal.

Notary Public

STATE OF )
) ss.
COUNTY OF )

On this, the          day of                     , 2004, before me, the undersigned officer, personally appeared                     , who acknowledged him/herself to be the                      of                         , a                                                  , and that s/he as such                          being authorized to do so, executed the foregoing instrument for the purposed therein contained by signing the name of the corporation by him/herself as                     .

IN WITNESS WHEREOF, I hereunder set hand and official seal.

Notary Public

EXHIBIT A

Legal Description

The real property situated in the County of San Diego, State of California, described as follows:

Parcel 2 of Parcel Map No. 18023 in the City of San Diego, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County April 28, 1998.